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                                                                    Exhibit 10.2

                          EXECUTIVE SEVERANCE AGREEMENT

This Agreement is made this 19th day of June, 2001 (the "Effective Date"), by and between Maytag Corporation, a Delaware corporation (the "Company"), and Ralph F. Hake (the "Executive").

In consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

(1) If the Executive is involuntarily terminated, except for Cause (as Cause is defined herein), by the Company within five years from the Effective Date, the Company will pay to the Executive an amount equal to the sum of: (1) two years of base salary at the rate of pay in effect at the date of termination; and (2) two years of target bonus under the Incentive Compensation Plan at the rate of base pay and at the plan's target percentage in effect at the date of termination.

For purposes of this agreement, "Cause" shall be determined by the Board of Directors, in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

     (a) A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

     (b) The Executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company.

(2) The Executive agrees to abide by all aspects of the Maytag Confidentiality, Non-Compete and Intellectual Property Rights Agreement signed by the Executive.

(3) The Executive agrees to refrain from attempting to recruit or otherwise solicit the services of any Maytag employee for a period of two years following termination of employment with the Company.

(4) The Executive acknowledges that, upon receipt of the payment described in paragraph 1, if such payment occurs, he is owed no further compensation or benefits of any nature from the Company. Further, if the Executive is eligible for any compensation or benefits under a Change of Control Agreement, no benefits are available under this agreement.

(5) Nothing in this agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, or limit the discretion of the Company in any fashion to terminate the employment of the Executive.

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(6) This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

(7) The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement effective the date set out above.


/s/ Ralph F. Hake                               /s/ Bernard G. Rethore
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Executive                                       Chairman, Compensation Committee
                                                Maytag Corporation